UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2011

CROGHAN BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

0-20159

(Commission File Number)

OHIO	31-1073048
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

323 CROGHAN STREET, FREMONT, OHIO	43420
(Address of principal executive offices)	(Zip Code)

(419) 332-7301

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

On August 31, 2011, The Croghan Colonial Bank (the “Bank”), a wholly-owned subsidiary of Croghan Bancshares, Inc. (the “Company”), entered into a Purchase and Assumption Agreement (the “P&A Agreement”) with The Home Savings and Loan Company of Youngstown, Ohio (“Home Savings”), an Ohio chartered stock savings bank and a wholly-owned subsidiary of United Community Financial Corp., to purchase certain assets and assume certain liabilities of four retail banking branches of Home Savings located in Tiffin (two branches), Fremont and Clyde, Ohio. Under the terms of the P&A Agreement, the Bank will assume approximately $112 million in deposits and purchase the fixed assets of the branches. In addition, the Bank will purchase performing consumer and residential loans associated with the branches, which totaled approximately $28 million as of June 30, 2011. The Bank has agreed to pay a 4.0% premium on all non-public, non-jumbo and non-brokered deposits. The Bank’s acquisition of the Home Savings branches is expected to close in the fourth quarter of 2011, subject to the receipt of regulatory approvals and the satisfaction of other customary closing conditions.

A copy of the press release announcing the Bank’s execution of the P&A Agreement is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits:

	Exhibit No.	Description

	99.1	Press Release dated August 31, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROGHAN BANCSHARES, INC.

Date: August 31, 2011
	By:	/s/ Kendall W. Rieman
Kendall W. Rieman, Treasurer

INDEX TO EXHIBITS

Current Report on Form 8-K

Dated August 31, 2011

Exhibit No.	Description

99.1	Press Release dated August 31, 2011